                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         DSC Communications Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         DSC Communications Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

[DSC LOGO]
                                                                  March 17, 1995

Dear Fellow Stockholder:

     This year's Annual Meeting of Stockholders will be held at the Doubletree Hotel -- Santa Rosa, 3555 Round Barn Blvd, Santa Rosa, California 95403, on April 26, 1995, at 10:00 AM local time. You are cordially invited to attend. The matters you are asked to consider are described in the attached Proxy Statement and Notice of Annual Meeting. The Company's Board of Directors recommends (i) election of management's three nominees for the Board of Directors; (ii) approval of an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock, $.01 par value, from 250,000,000 to 500,000,000; and (iii) approval of the proposal to add an additional 1,000,000 shares of Common Stock to the DSC Communications Corporation 1990 Employee Stock Purchase Plan.

     To be certain that your shares are voted at the meeting, whether or not you plan to attend in person, please sign, date and return the enclosed proxy card as soon as possible. Your vote is important.

     At the meeting, I will review the Company's activities during the past year and its plans and prospects for the future. An opportunity will be provided for questions by the stockholders. I hope you will be able to join us.

                                            Sincerely,

                                            JAMES L. DONALD
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

[DSC LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of DSC Communications Corporation, a Delaware corporation (the "Company"), will be held at the Doubletree Hotel -- Santa Rosa, 3555 Round Barn Blvd, Santa Rosa, California 95403, on Wednesday, April 26, 1995, at 10:00 AM local time for the following purposes:

          1. To elect three Class II Directors for terms expiring in 1998.

          2. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock, $.01 par value, from 250,000,000 to 500,000,000.

          3. To approve a proposal to add an additional 1,000,000 shares of Common Stock to the DSC Communications Corporation 1990 Employee Stock Purchase Plan.

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The accompanying Proxy Statement contains information regarding the business to be considered at the meeting.

     Only stockholders of record at the close of business on February 27, 1995, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment thereof. A list of stockholders will be made available at the Company's offices located at 1310-C Redwood Way, Petaluma, California at least 10 days prior to such meeting for examination by any stockholder for any purpose germane to the meeting.

     You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. If you attend the meeting, you may vote in person if you wish, whether or not you have returned your proxy. A proxy may be revoked at any time before it is exercised.

                                            By Order of the Board of Directors




                                            GEORGE B. BRUNT
                                            Vice President, Secretary
                                            and General Counsel

Plano, Texas
March 17, 1995

                         DSC COMMUNICATIONS CORPORATION
                                 1000 COIT ROAD
                               PLANO, TEXAS 75075

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy, mailed with this Proxy Statement, is solicited on behalf of DSC Communications Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held Wednesday, April 26, 1995, at 10:00 AM local time, at the Doubletree Hotel -- Santa Rosa, 3555 Round Barn Blvd, Santa Rosa, California 95403.

     This Proxy Statement and accompanying form of proxy will first be mailed to stockholders of record on or about March 17, 1995.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Company's Board of Directors shall consist of not less than seven nor more than fifteen persons and that the Board shall be divided into three classes serving staggered three year terms with each class to consist as nearly as possible of one-third of the directors; provided, that once elected, no director's term shall be reduced. The Board currently consists of nine members. Three Class II directors, to serve until the 1998 Annual Meeting, will be elected at the Annual Meeting.

     Management's three nominees for election as Class II Directors listed below are currently members of the Board of Directors.

                                                                           AGE AS OF      DIRECTOR OF
                                        PRINCIPAL OCCUPATION              FEBRUARY 27,      COMPANY
                                           OR EMPLOYMENT                      1995           SINCE
                             ------------------------------------------   ------------    -----------
Clement M. Brown, Jr.......  Retired; former President of Squibb Europe        74             1981
                             (SEV) S.A.
Sir John Fairclough........  Chairman, Rothschild Venture Ltd. since           64             1992
                             1990; Chief Scientific Adviser, Cabinet
                             Office, U.K. 1986-1990; Director of N.M.
                             Rothschild & Sons (banking); Lucas
                             Industries PLC (aerospace); Oxford
                             Instruments Group PLC (scientific
                             instruments).
Gerald F. Montry...........  Senior Vice President and Chief Financial         56             1989
                             Office of the Company since 1986; Director
                             of Intervoice, Inc. (computer controlled
                             voice automation systems) since 1994.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

     To be elected as a Director, each nominee must receive the favorable vote of a plurality of the total number of shares of Common Stock represented and entitled to vote at the Annual Meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE THREE NOMINEES NAMED ABOVE.

            PROPOSAL TO AMEND RESTATED CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITAL STOCK

     The Company's Restated Certificate of Incorporation provides for 250,000,000 shares of Common Stock having a par value of $.01 per share ("Common Stock"). The proposed amendment to the Company's Restated Certificate of Incorporation would amend Subsection (a) of Article Fourth to increase the authorized shares of the Company's Common Stock from 250,000,000 to 500,000,000 shares. The text of this amended Subsection is set forth below:

          "(a) the total number of shares of Common Stock which the Corporation shall have authority to issue shall be five hundred million (500,000,000) shares of the par value of $.01 each."

     At February 27, 1995,      shares of Common Stock were issued and
outstanding or were reserved for issuance under the Company's existing
compensation plans, leaving a balance of      shares of Common Stock available
for other purposes.

     The Company has not made any decision respecting the issuance of additional shares of Common Stock. However, management deems it wise to increase the number of authorized shares of Common Stock at this time, because, in its opinion, it is important that management have available to it the means and flexibility to take advantage of any opportunities that may occur without incurring the expense or delay involved with holding a special meeting of stockholders to increase the number of authorized shares. Some or all of such additional shares would be available for issuance in connection with a stock split or stock dividend (such as the two-for-one stock split declared on April 27, 1994), for sale to raise additional equity for the Company or for issuance in the event the Company acquired a business for consideration which was payable in whole or in part in shares of the Company's Common Stock. Further authorization for the issuance of such Common Stock by a vote of security holders would not be solicited prior to such issuance unless required by law. In the event shares of such Common Stock were issued, other than pursuant to a stock split or stock dividend, the percentage ownership of the Company of each stockholder would be proportionately reduced. No other rights of stockholders would be affected. Stockholders have no pre-emptive right to subscribe for or purchase any additional shares issued by the Company. Upon effectiveness of the proposed amendment, the Company will have shares of the 500,000,000 total authorized shares available for issuance.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT.

           PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                 SUBJECT TO THE DSC COMMUNICATIONS CORPORATION
                       1990 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has determined that it is in the best interest of the Company and the stockholders to add 1,000,000 shares of the Company's Common Stock to the DSC Communications Corporation 1990 Employee Stock Purchase Plan (the "1990 Purchase Plan"). The Board of Directors believes that the 1990 Purchase Plan benefits the Company and its stockholders by encouraging employees to acquire a proprietary interest in the Company.

ADMINISTRATION

     The 1990 Purchase Plan is administered by a Committee (the "Purchase Plan Committee") appointed by the Board of Directors of the Company. The Purchase Plan Committee shall consist of at least two persons, at least one of which shall be a member of the Board.

EFFECTIVE TIME AND DURATION

     The 1990 Purchase Plan became effective upon its approval by the Board of Directors of the Company on January 22, 1990, subject to stockholder approval. The stockholders approved 950,000 shares of Common Stock for issuance under the 1990 Purchase Plan on April 23, 1990. On April 26, 1993, the stockholders authorized an additional 2,000,000 shares of Common Stock for issuance under the 1990 Purchase Plan. The Board of Directors has adopted a resolution authorizing an additional 1,000,000 shares of Common Stock for issuance under the 1990 Purchase Plan, subject to stockholder approval (the "Additional Shares"). Offerings of the Company's Common Stock under the 1990 Purchase Plan may be made from time to time until the earlier of the date all shares are issued or December 31, 1999.

OFFERINGS UNDER THE 1990 PURCHASE PLAN

     The Board of Directors has approved a total of 4,728,517 shares of Common Stock for issuance under the 1990 Purchase Plan, including an increase of 778,517 shares for the effect of a two-for-one stock split effective in May 1994. The stockholders must approve the Additional Shares before they are available for issuance under the 1990 Purchase Plan. Of the existing 3,728,517 shares which have been previously approved by the stockholders, 2,985,624 shares have been issued or have been subscribed for and 742,893 are available for issuance.

ELIGIBILITY

     All full-time employees of the Company or any of its subsidiaries designated by the Purchase Plan Committee to be participating subsidiaries in the 1990 Purchase Plan are eligible to purchase the Company's Common Stock under the terms and conditions of any offering of such Common Stock under the 1990 Purchase Plan, except (a) employees whose customary employment is less than 32 hours per week or less than five months during any calendar year, or (b) employees, who immediately after a right to purchase the Company's Common Stock under the 1990 Purchase Plan is granted, own stock possessing 5% or more of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. For purposes of determining stock ownership pursuant to subparagraph (b) above, any stock which an employee may purchase under outstanding options shall be treated as owned by the employee and the attribution rules of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be applicable. In addition, no option shall be granted under the 1990 Purchase Plan to any employee which would permit such employee to purchase shares of the Company's Common Stock pursuant to all unexpired offerings under all existing employee stock purchase plans of the Company accruing at a rate which exceeds, during any calendar year, $25,000 based upon the fair market value of such shares at the time the option is granted. At December 31, 1994, the Company had 4,612 full-time employees eligible to participate in the 1990 Purchase Plan.

     It is the present policy of the Company to discourage participation by executive officers in the 1990 Purchase Plan. No executive officers of the Company participated in the 1990 Purchase Plan during the year ended December 31, 1994. While it is contemplated that one or more additional offerings will be made under the 1990 Purchase Plan from time to time during the year ending December 31, 1995, and thereafter, it cannot be determined at this time what benefits or amounts will be realized by any individual or group under the 1990 Purchase Plan during the year ending December 31, 1995 and thereafter.

SECURITIES SUBJECT TO THE 1990 PURCHASE PLAN

     If this proposal is adopted, the aggregate number of shares of the Company's Common Stock that may be sold pursuant to all offerings of such Common Stock under the 1990 Purchase Plan shall not exceed 4,728,517 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the 1990 Purchase Plan. Each offering shall specify the maximum number of shares available thereunder and the method of determining the maximum number of shares which may be purchased by any employee electing to participate in such offering. The maximum number of shares which may be purchased pursuant to any offering by each participating employee shall bear a uniform relationship to the basic or regular rate of compensation of all Company employees on the effective date of the applicable offering, subject to any stated maximum number of shares (such maximum number to be not less than 300) that may be specified by the Purchase Plan Committee and to any other limitations set forth in the 1990 Purchase Plan.

METHOD OF EMPLOYEE PARTICIPATION IN THE 1990 PURCHASE PLAN

     An eligible employee may elect to participate in any offering of the Company's Common Stock under the 1990 Purchase Plan by filing an election to purchase such stock pursuant to that offering, together with a payroll deduction authorization, within such time as may be specified in that offering. The Company shall maintain a stock purchase account for each participating employee to which interest may be credited, if any, no less than annually, at a rate, if any, to be specified in the applicable offering. Upon the expiration date of each offering, the funds accumulated in the stock purchase account of each participating employee shall be applied to the purchase of the Company's Common Stock at a price per share equal to the lesser of (a) 85% of the fair market value per share of the Company's Common Stock on the expiration date of the applicable offering; or (b) 85% of the fair market value per share of the Company's Common Stock on the effective date or the applicable offering. Stock certificates shall be issued to each participating employee promptly thereafter. No participating employee shall have any rights as a stockholder of the Company in respect to Common Stock purchased under the 1990 Purchase Plan until the issuance of stock certificates for such shares.

DEATH, TERMINATION OF EMPLOYMENT AND ASSIGNABILITY

     In the event a participating employee dies or ceases to be an employee for any reason, he or she will receive any balance in cash plus accrued interest, if any. In any offering, the Purchase Plan Committee may further provide that in the case of death of an employee, all amounts in his or her account plus interest shall be paid to his or her beneficiary or estate.

FEDERAL INCOME TAX CONSEQUENCES

     If a participant under the 1990 Purchase Plan makes no disposition of the shares purchased by him upon the exercise of such an option within one year after the shares are transferred to him or within two years after the date of the granting of the option, then (i) no income is realized by the participant at the time he purchases such shares; (ii) if he thereafter sells or otherwise disposes of such shares or if he dies while owning such shares, the participant will include in his gross income as ordinary income (and not as gain upon the sale or exchange of a capital asset) for the taxable year in which the date of such disposition occurs or for the taxable year closing with his death, whichever applies, an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition or death over the amount paid for the shares under the option, or (2) the excess of the fair market value of the shares at the time the option was granted over the option price; (iii) upon disposition of such shares by the participant, his basis in such shares will be increased by an amount equal to the amount so includable in his gross income; (iv) any gain realized by the participant upon sale or exchange of such shares in excess of the amount of ordinary income described in
(iii) above is taxed to him as capital gain, and any loss sustained by him is a capital loss provided the shares are held as capital assets; (v) if the participant dies before the shares are sold, the basis of the shares in the hands of the participant's heirs or estate shall be equal to the fair market value of the shares on the date of the participant's death; and (vi) as to the granting of such option and the sale of shares pursuant thereto, the Company is allowed no deduction for federal income tax purposes for any portion of the excess of the fair market value of the shares over the cost of the same to the participant. However, if the participant makes a disposition of such shares before the expiration of the requisite holding period above, (a) ordinary income is realized by him in the amount of the difference between the option price and the fair market value of the stock at the time the option was exercised; (b) capital gain is realized by him on the difference between the sale price and fair market value of the shares on the date the option was exercised and he will have a capital loss if the sale price is less than the fair market value of the shares on the date the option was exercised, and (c) the Company will be allowed, for federal income tax purposes, a compensation expense deduction for the difference between the fair market value of the shares at the time of exercise by the participant and the option price.

MARKET PRICE

     On February 27, 1995, the closing price of the Company's Common Stock in the National Association of Securities Dealers, Inc. Nasdaq National Market, as reported in the Southwest Edition of The Wall Street Journal was $34.875 per share.

     Based solely on the closing price of the Company's Common Stock in the Nasdaq National Market on February 27, 1995, the aggregate value of the underlying securities available for issuance including shares for the 1994-1995 offering and the additional 1,000,000 shares approved by the Board of Directors under the 1990 Purchase Plan is $78,109,538, and the aggregate maximum purchase price to be paid by the participants in the 1990 Purchase Plan in connection with the current 1994-1995 offering and all future offerings is $62,014,374. The actual value of the underlying securities and the actual aggregate amount to be paid to the Company by all participants in the 1990 Purchase Plan will be determined by the fair market value of the securities to be offered pursuant to each offering under the 1990 Purchase Plan on the effective date and the expiration date of each offering.

AMENDMENTS TO THE PLAN

     The Board of Directors of the Company may suspend, terminate, reconstitute, amend or revise the 1990 Purchase Plan at any time except that (a) no amendment shall cause any right to purchase the Company's Common Stock under the 1990 Purchase Plan to fail to qualify as a stock purchase option under the Code, (b) without approval of the stockholders, no amendment shall increase the number of shares which may be offered or sold pursuant to any offering of such shares under the 1990 Purchase Plan or make any change in the employees or class of employees eligible to participant in any such offering, or (c) without the approval of a participating employee, no change shall be made in the terms of any outstanding right to purchase the Company's Common Stock under the 1990 Purchase Plan which is adverse to such participating employee.

VOTE REQUIRED FOR ADOPTION OF THE PROPOSAL TO ADD THE ADDITIONAL SHARES TO THE 1990 PURCHASE PLAN

     Adoption of the proposal to add the Additional Shares to the 1990 Purchase Plan will require the affirmative vote of a majority of the total number of shares of Common Stock represented and entitled to vote at the Annual Meeting or any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE PROPOSAL TO ADD THE ADDITIONAL SHARES TO THE DSC COMMUNICATIONS CORPORATION 1990 EMPLOYEE STOCK PURCHASE PLAN.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P High Technology Composite Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P High Technology Composite Index on December 31, 1989 and reinvestment of all dividends).

                         DSC COMMUNICATIONS CORPORATION
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                  S&P(R) HIGH
                                                                     TECH
      MEASUREMENT PERIOD                                           COMPOSITE
    (FISCAL YEAR COVERED)             DSC             S&P            INDEX
1989                                  100             100             100
1990                                   47              97             102
1991                                   27             126             117
1992                                  152             136             121
1993                                  424             150             149
1994                                  495             148             174

                             EXECUTIVE COMPENSATION

     The following executive compensation disclosures reflect all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers and directors of the Company. The "named executive officers" are the Company's Chief Executive Officer (the "CEO"), regardless of compensation level, and the four most highly compensated executive officers other than the CEO serving as such on December 31, 1994. Where a named executive officer has served during any part of the year ended December 31, 1994, the disclosures reflect compensation for the full year in each of the periods presented.

SUMMARY COMPENSATION TABLE


                                                       ANNUAL COMPENSATION
                           ---------------------------------------------------------------------------
                                                              BONUS ($)
                                                -------------------------------------
                                                                 (A)
                                                                1990                          (B)
                                                              LONG-TERM                   OTHER ANNUAL
        NAME AND                    SALARY                    INCENTIVE                   COMPENSATION
   PRINCIPAL POSITION      YEAR       ($)         CASH          PLAN          TOTAL           ($)
- -------------------------  ----     -------     ---------     ---------     ---------     ------------
James L. Donald..........  1994     740,816       750,048     6,716,000     7,466,048             --
  Chairman of the          1993     687,682     1,460,000     2,588,000     4,048,000        411,346
  Board, President and     1992     650,004       300,000           --        300,000         17,546
  Chief Executive Officer
Gerald F. Montry.........  1994     364,692       374,400     1,007,400     1,381,800             --
  Senior Vice President    1993     347,198       170,000       388,200       558,200        160,367
  and Chief Financial      1992     314,512       125,000           --        125,000          4,518
    Officer
Allen R. Adams...........  1994     261,000       300,300           --        300,300             --
  Senior Vice President    1993     226,400       130,000           --        130,000        126,751
                           1992     195,258        90,000           --         90,000             --
Hensley E. West..........  1994     252,390       286,000           --        286,000             --
  Senior Vice President    1993     216,240       130,000           --        130,000         84,490
                           1992     161,978        99,426           --         99,426             --
Michael R. Bernique......  1994     230,400       285,000           --        285,000             --
  Senior Vice President    1993     197,079       196,001           --        196,001             --
                           1992           *             *            *              *              *


                                         LONG-TERM COMPENSATION
                                 --------------------------------------
                                          AWARDS                PAYOUTS
                                 -------------------------      -------
                                                  (D)(F)
                                    (C)         SECURITIES
                                 RESTRICTED     UNDERLYING        (E)           (B)
                                   STOCK         OPTIONS/        LTIP        ALL OTHER
           NAME AND                AWARDS          SARS         PAYOUTS     COMPENSATION
      PRINCIPAL POSITION            ($)            (#)            ($)           ($)
   -------------------------     ----------     ----------      -------     ------------
   James L. Donald..........            --         70,000           --         38,630
     Chairman of the               809,375        100,000           --         50,089
     Board, President and          313,500             --           --         34,515
     Chief Executive Officer
   Gerald F. Montry.........            --         30,000           --          8,817
     Senior Vice President         226,625         60,000           --         15,595
     and Chief Financial            49,500             --           --         24,445
       Officer
   Allen R. Adams...........            --         20,000           --         10,937
     Senior Vice President         395,375         60,000           --          6,855
                                    49,500             --           --          4,364
   Hensley E. West..........            --         20,000           --          6,661
     Senior Vice President         145,688         60,000           --          6,351
                                    44,775             --           --         33,466
   Michael R. Bernique......            --         20,000           --          6,186
     Senior Vice President         286,313         70,000           --          4,497
                                         *              *            *              *

- --------------------
 *  Not applicable as Mr. Bernique became an executive officer during 1993.

(A) Represents amounts earned under the Company's 1990 Long-Term Incentive Compensation Plan (the "LTIP"). No amounts earned under the LTIP reflected above were paid in 1994 or 1993.

(B) Amounts of "Other Annual Compensation" includes amounts reimbursed during 1993 and 1992 for the payment of taxes. For 1994, "All Other Compensation" consists of the following for the named executive officers:

                                                           COMPANY CONTRIBUTIONS
                                        ------------------------------------------------------------
                                        THRIFT    RESTORATION     SPLIT DOLLAR
                                         PLAN        PLAN        LIFE INSURANCE    OTHER      TOTAL
                                        ------    -----------    --------------    ------    -------
    James L. Donald...................  $4,498      $ 9,458         $ 24,674       $   --    $38,630
    Gerald F. Montry..................   4,500        2,079            2,238           --      8,817
    Allen R. Adams....................   4,500        2,591              869        2,977     10,937
    Hensley E. West...................   4,498          999            1,164           --      6,661
    Michael R. Bernique...............   4,500        1,544               --          142      6,186

(C) The amounts reported in the table represent the market value of the shares of Common Stock at the date of grant. Awards of restricted stock vest in equal annual increments over a three year period with the initial increment vesting on the first anniversary of the date awarded. Holders of the restricted shares retain all rights of a stockholder (including the right to receive dividends if and when paid on Common Stock), except the restricted shares cannot be sold until they are vested. Upon termination of employment of the holder, all unvested shares are forfeited to the Company. No cash dividends have been declared or paid on Common Stock.

     Aggregate restricted stock holdings at December 31, 1994 consisted of:

                                                                                    MARKET
                                                                                   VALUE AT
                                                                                 DECEMBER 31,
                                                                   SHARES(F)         1994
                                                                   ---------     ------------
    James L. Donald..............................................    44,334       $1,590,482
    Gerald F. Montry.............................................    15,334          550,107
    Allen R. Adams...............................................    19,334          693,607
    Hensley E. West..............................................    12,000          430,500
    Michael R. Bernique..........................................     9,333          334,821

(D) Represents the number of stock options granted to the named executive officer for the year noted. The Company has not made any grants of SARs.

(E) No cash payouts have been made under the LTIP.

(F) All option and restricted share amounts have been restated to retroactively reflect a two-for-one stock split, effected in the form of a 100% stock dividend, declared by the Board of Directors on April 27, 1994 for stockholders of record on May 11, 1994.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers during the year ended December 31, 1994.

                                INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------
                            (A)(B)(C)
                            NUMBER OF                                                       POTENTIAL REALIZABLE
                            SECURITIES        (C)                                             VALUE AT ASSUMED
                            UNDERLYING     % OF TOTAL        (A)                            ANNUAL RATES OF STOCK
                             OPTIONS/     OPTIONS/SARS     EXERCISE                          PRICE APPRECIATION
                              SARS         GRANTED TO      OR BASE                             FOR OPTION TERM
                             GRANTED      EMPLOYEES IN      PRICE       EXPIRATION     -------------------------------
           NAME                (#)        FISCAL YEAR       ($/SH)         DATE          5%($)(D)          10%($)(D)
- --------------------------  ---------     ------------     --------     ----------     ------------       ------------
James L. Donald...........    70,000          15.10%         26.00        3/08/04         1,144,570          2,900,590
  Chairman of the Board,
  President and Chief
  Executive Officer
Gerald F. Montry..........    30,000           6.47%         26.00        3/08/04           490,530          1,243,110
  Senior Vice President
  and
  Chief Financial Officer
Allen R. Adams............    20,000           4.31%         26.00        3/08/04           327,020            828,740
  Senior Vice President
Hensley E. West...........    20,000           4.31%         26.00        3/08/04           327,020            828,740
  Senior Vice President
Michael R. Bernique.......    20,000           4.31%         26.00        3/08/04           327,020            828,740
  Senior Vice President
All Stockholders..........                                                            1,824,200,263(E)   4,622,921,308(E)

- ---------------

 (A) All option and exercise price amounts have been adjusted to reflect a two-for-one stock split, effected in the form of a 100% stock dividend, declared by the Board of
     Directors on April 27, 1994 for stockholders of record on May 11, 1994.
 (B) Options have a ten year life, vest in equal annual increments over three years and are priced at the fair market value on the date of grant.
 (C) The Company has not made any grants of SARs.
 (D) These are hypothetical values using assumed growth as prescribed by the Securities and
     Exchange Commission.
 (E) The potential realizable value is calculated from $26.00, the exercise price of the options listed above, granted on March 8, 1994, based on the number of outstanding shares of Common Stock on March 8, 1994. Amounts shown have been adjusted to reflect the two-for-one stock split.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table shows aggregate exercises of options (or tandem stock appreciation rights) and free standing stock appreciation rights during the year ended December 31, 1994, by each of the named executive officers.

                                                                                 NUMBER OF
                                                                                 SECURITIES               VALUE OF
                                                                                 UNDERLYING             UNEXERCISED
                                                                            UNEXERCISED OPTIONS/        IN-THE-MONEY
                                                                                  SARS AT             OPTIONS/SARS AT
                                                                            DECEMBER 31, 1994(#)    DECEMBER 31, 1994($)
                                          SHARES ACQUIRED                          (A)(B)                  (B)(C)
                                            ON EXERCISE         VALUE         EXERCISABLE(E)/         EXERCISABLE(E)/
                  NAME                        (#)(A)         REALIZED($)      UNEXERCISABLE(U)        UNEXERCISABLE(U)
- ----------------------------------------  ---------------    -----------    --------------------    --------------------
James L. Donald.........................      600,000        15,618,750          1,233,334 E            39,206,263 E
  Chairman of the Board,                                                           136,666 U             2,003,737 U
  President and Chief
  Executive Officer
Gerald F. Montry........................      233,334         5,887,095            311,333 E             9,512,846 E
  Senior Vice President and                                                         69,999 U               924,568 U
  Chief Financial Officer
Allen R. Adams..........................       25,000           603,500             29,847 E               625,562 E
  Senior Vice President                                                             59,999 U               825,818 U
Hensley E. West.........................       72,667         2,216,089             13,334 E               103,339 E
  Senior Vice President                                                             63,999 U               793,155 U
Michael R. Bernique.....................       15,067           299,626             16,667 E               129,169 E
  Senior Vice President                                                             77,066 U             1,054,599 U

- ---------------

(A) Share and option amounts have been adjusted to reflect a two-for-one stock split, effected in the form of a 100% stock dividend, declared by the Board of Directors on April 27, 1994 for stockholders of record on May 11, 1994.

(B) The Company has not made any grants of SARs.

(C) Amounts shown are based upon the closing price of the Company's Common Stock on December 31, 1994, which was $35.875.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In July 1994, the Company entered into Amended and Restated Severance Compensation Agreements with Messrs. Montry, Adams and West, and a Severance Compensation Agreement with Mr. Bernique (collectively, the "Severance Agreements").

     Each of the Severance Agreements provides that if a Change in Control (as defined below) occurs and within two years of the Change in Control either (i) the officer voluntarily terminates his employment for "good reason"; or (ii) the officer's employment is involuntarily terminated other than for cause, death or disability, the Company will pay to the officer a lump sum amount equal to three times the officer's "base amount" income. The Severance Agreements further provide that each of the officers will be reimbursed for excise taxes payable by reason of payments made pursuant to the Severance Agreements.

     The "base amount" is defined by Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code") as the average of all compensation (including compensation from the exercise of stock options) received by the officer in each of the five taxable years preceding the year in which the Change in Control occurs.

     A "Change in Control" of the Company is defined in the Severance Agreements as any of the following: (i) consummation of a merger in which the Company is not the surviving entity; (ii) sale or transfer of substantially all of the assets of the Company; (iii) liquidation or dissolution of the Company; (iv) acquisition of at least 20% of the Company's Common Stock by a third party; or (v) under certain circumstances, a change of a majority of the members of the Company's Board of Directors during any two-year period.

     "Good Reason" is defined in the Severance Agreements as any reduction in compensation, duties, status or benefits or relocation of more than 50 miles of the Company's principal place of business.

     No sums have been paid under any of the Severance Agreements. Should payment of severance compensation be triggered in 1995, the maximum aggregate amount payable pursuant to the Severance Agreements, would be as follows: Mr. Montry approximately $6,756,000, Mr. Adams approximately $1,944,000, Mr. West approximately $2,354,000, and Mr. Bernique approximately $1,300,000. These amounts will change during each calendar year and do not take into account any additional tax or other payments which are indeterminable at this time.

     None of the named executive officers will be entitled to severance pay until a Change in Control has occurred. The officer's right to receive severance pay lapses (i) if he continues to be employed by the Company for a period of two years after the change in Control; or (ii) on July 19, 1995, unless a Change in Control occurs prior to such date.

     In addition, the Company's stock option plans provide that in the event of a Change in Control, all restrictions on employee stock options and restricted stock grants lapse.

DONALD AGREEMENTS

     In 1990, the Compensation Committee approved an employment agreement (the "Donald Employment Agreement") with Mr. Donald.

     Term. The term of employment pursuant to the Donald Employment Agreement commenced on January 1, 1990 and continues for a period of six and one-half years. The Donald Employment Agreement renews daily, but in no event will it extend beyond the date Mr. Donald reaches the age of 75, or such earlier date as may be specified in a written notice given by either party to the other and delivered six years and six months prior to such specified date. Mr. Donald may relinquish the office as Chief Executive Officer at any time after July 5, 1996, without terminating his employment under the Donald Employment Agreement.

     Compensation. Mr. Donald's base salary is reviewed annually and is subject to discretionary increases by the Board of Directors, which increases cannot be less than the average percentage increase during the prior calendar year of the base salaries of those executives reporting directly to Mr. Donald. Pursuant to the Donald Employment Agreement, Mr. Donald will also be eligible to receive annual incentive awards at the discretion of the Board of Directors and will be eligible to participate in any benefit and stock plans the Company maintains for its employees.

     Termination. If, in the absence of a Change in Control (as defined in the Donald Employment Agreement), Mr. Donald's employment is constructively terminated or terminated without cause, the Company will be required to pay Mr. Donald for each year remaining on the term of the Donald Employment Agreement
(i) his then base salary; (ii) annual incentive awards equal to the average of the three highest annual incentive awards he received during the last ten years of his employment; and (iii) all other benefits that were payable to Mr. Donald at the time of his termination. He will also be entitled to continued participation for the remainder of the term of the Donald Employment Agreement in all employee benefit plans in which he was a participant on the date of his termination and to medical benefits for himself and his wife for life and for his children until they reach age 23.

     Change in Control. If, within two years following a Change in Control, Mr. Donald's employment is constructively terminated or terminated without cause, Mr. Donald will be entitled to receive a lump sum cash payment within 30 days following termination, equal to the sum of (i) his then-base salary for each year remaining on the term of the Donald Employment Agreement; (ii) the average of his three highest annual incentive awards received during the last ten years of his employment multiplied by the number of years remaining on the term of the Employment Agreement; (iii) any accrued incentive awards; (iv) the aggregate difference between the option price and the fair market value of the Company's stock subject to the unexercisable options that Mr. Donald holds at the time of termination; and (v) the fair market value of each share of restricted stock not vested held by Mr. Donald at the time of termination. Mr. Donald will also be entitled to continued participating for the remainder of the term of the Donald Employment Agreement in all employee benefits for himself and his wife for life and for his children until they reach age 23. Should the severance compensation be triggered in 1995, the maximum amount payable to Mr. Donald under the Donald Employment Agreement would be approximately $13,792,000. This amount will change during each calendar year and does not take into account any additional tax or other payments which are indeterminable at this time.

     Additional Payments. If the Internal Revenue Service determines that any payment made to Mr. Donald pursuant to the Donald Employment Agreement or otherwise constitutes an "Excess Parachute Payment" within the meaning of the Code, the Company will make a "gross-up" payment in the amount necessary to pay any excise taxes imposed by Section 4999 of the Code and any income taxes on the payment to him. Any "gross-up" payment made to Mr. Donald would be a non-deductible expense of the Company.

     Disclosure of Confidential Information and Agreement Not to Compete. Under the terms of the Employment Agreement, Mr. Donald may not disclose at any time confidential information about the Company that he acquires during his employment. In addition, he is subject to an agreement not to compete with the Company during the term of his employment and for one year thereafter.

     Income Continuation Plan. Effective January 1, 1990, Mr. Donald and the Company entered into an Income Continuation Plan Agreement (the "Continuation Plan"). The Continuation Plan is administered by the Compensation Committee. The Compensation Committee consists of not less than two non-employee directors.

     If Mr. Donald terminates his employment with the Company on or after his reaching age 65, he will receive an amount equal to 3% of the average of his compensation for the highest three calendar years of his final ten years of employment as the Company's Chief Executive Officer multiplied by the number of years of service (the "Accrued Benefit"). If Mr. Donald terminates his employment with the Company due to disability prior to age 65, he will receive the Accrued Benefit except that his years of service shall be deemed to continue until age 65; provided, however, that in the event of his death following termination of employment due to disability and prior to reaching age 65, no further benefits shall be paid.

     If Mr. Donald's employment is terminated without cause, other than due to death or disability, the Company will pay Mr. Donald the Accrued Benefit on the date his base salary ceases pursuant to the terms of the Donald Employment Agreement described above provided that Mr. Donald's years of service shall be deemed to continue until his Accrued Benefit becomes payable; and, provided, further, that in the event of Mr. Donald's death following termination of employment and prior to the date the Accrued Benefit would otherwise be payable, no further sums shall be paid.

     If Mr. Donald voluntarily terminates his employment other than because of his death or disability or if the Company terminates Mr. Donald for cause, Mr. Donald shall receive the Accrued Benefit on his reaching age 65 or his termination of employment, whichever is later.

     The Accrued Benefit shall be paid in the form of monthly payments for life. However, Mr. Donald may elect to take the Accrued Benefit in the form of a ten-year certain and life annuity.

     In the event Mr. Donald dies following the commencement of the monthly benefit payment described above, his surviving spouse shall receive 50% of the monthly amount otherwise payable (the "Survivor Benefit"). If neither Mr. Donald nor his spouse survives for ten years after commencement of the monthly benefits then, upon the latter of the date of death of Mr. Donald or his spouse, the Survivor Benefit shall be paid in equal shares to his children until the latter of (1) the tenth anniversary of the date benefits commenced; or (2) the death of the last surviving child of Mr. Donald. The Company has agreed to establish a trust to fund Accrued Benefits payable to Mr. Donald. As of December 31, 1994, no trust fund has been established.

     At December 31, 1994, the estimated annual Accrued Benefit payable to Mr. Donald under the Income Continuation Plan was approximately $597,000 and at normal retirement date, such Accrued Benefit would be approximately $688,000. Under the terms of the Income Continuation Plan, the benefits will be adjusted to reflect changes in Mr. Donald's compensation.

     Life Insurance. Effective January 1, 1990, the Company and Mr. Donald entered into an agreement pursuant to which the Company will provide Mr. Donald with a $5,000,000 life insurance policy which replaces a previous life insurance policy of $7,000,000. Mr. Donald pays the portion of the premium on the policy that is equal to the amount of economic benefit that would be taxable to him but for such payment. The balance of such premiums are paid by the Company. Dividends attributable to the policy shall be applied to purchase additional insurance. Upon Mr. Donald's death, the Company shall be entitled to receive an amount equal to the cumulative premiums paid by the Company, provided that Mr. Donald's designated beneficiary shall receive not less than $5,000,000.

1990 LONG-TERM INCENTIVE COMPENSATION PLAN

     The DSC Communications Corporation 1990 Long-Term Incentive Compensation Plan (the "1990 Plan") provides for the award of up to 600,000 Units ("Units") to individuals participating in the 1990 Plan and to date, 520,000 Units have been awarded. There are currently two participants in the 1990 Plan, Mr. Donald and Mr. Montry who hold 400,000 and 60,000 Units, respectively. The 1990 Plan will terminate on December 31, 1995, unless earlier terminated by the Board of Directors. All benefits under the 1990 Plan will be paid in cash.

     Units awarded under the 1990 Plan vest over a six-year period beginning January 1, 1990, and ending December 31, 1995. Units become fully vested upon
(i) the attainment of the Maximum Cumulative Unit Value (as determined by the Committee) with respect to the Units; (ii) the occurrence of certain "change in control" events with respect to the Company; and (iii) the termination of the participant's employment by reason of retirement, death or disability, or termination of the participant's employment other than for "cause."

     Units that have vested may be exercised at any time during a participant's employment for an amount equal to the then-current Cumulative Unit Value (as defined below) of the Units and a corresponding number of Units will be canceled. The Company also will pay the participant an amount equal to the Cumulative Unit Value of the then outstanding Units upon the termination of the 1990 Plan. The "Cumulative Unit Value" of a Unit is determined by a formula which establishes and totals the Incremental Unit Value for each completed Performance Year. The Incremental Unit Value of the Unit for a Performance Year is established by the Committee.

     Upon the occurrence of a "change in control" of the Company, each participant will be entitled to receive in respect of any Unit then outstanding a lump sum cash payment equal to the greater of (a) the Cumulative Unit Value per outstanding Unit held by the participant (but not more than the amount established by the Committee as the Maximum Cumulative Unit Value of $54.37), $23.26 as of December 31, 1994; or (b) the then fair market value of a share of the Company's Common Stock on the date of the "change of control," multiplied by five times the number of Units held by the participant, or $174.37 per Unit based on the closing sales price of the Company s common Stock as reported by the Nasdaq National Market on February 27, 1995.

     In addition, if the Internal Revenue Service determines that such payment constitutes an "Excess Parachute Payment" as defined in the Code, the Company will make a "gross-up" payment to the participant in an amount necessary to pay any excise taxes imposed by Section 4999 of the Code and any income taxes on the payment to the participant. Any "gross-up" payment made to a participant will be a nondeductible expense of the Company.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

     The provisions of the Severance Agreements, the 1990 Plan, and the Donald Employment Agreement may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a stockholder may consider to be in that stockholder's best interest, including attempts that might result in a premium over the market price for shares held by stockholders.

                         DIRECTORS CONTINUING IN OFFICE

                                                                                           DIRECTOR
                                                                            AGE AS OF        OF
                                         PRINCIPAL OCCUPATION              FEBRUARY 27,    COMPANY
                                            OR EMPLOYMENT                      1995         SINCE
                              ------------------------------------------   ------------    -------
Frank J. Cummiskey(2).......  Vice Chairman of the Company, Retired Vice        68           1988
                              President of International Business
                              Machines Corporation ("IBM"). Served in a
                              variety of domestic and international
                              executive positions including President
                              and director of IBM Europe, S.A.,
                              President and director of IBM World Trade
                              Europe and Middle East, Africa
                              Corporation, and President of IBM's
                              General Business Group/International.
Raymond J. Dempsey(2).......  Retired; former president and Chief               59           1992
                              Executive Officer of European American
                              Bank; Director of Freuhauf Trailer Corp.
James L. Donald(1)..........  Chairman of the Board, President and Chief        63           1981
                              Executive Officer; employed by the Company
                              since 1981.
James L. Fischer(2).........  Retired; former Executive Vice President,         68           1989
                              principal financial officer and manager of
                              corporate staff functions of Texas
                              Instruments Incorporated ("TI"). During
                              his 29 years at TI, he held a number of
                              senior management level positions.
Robert S. Folsom(1).........  Chairman of the Board, Folsom Properties,         68           1983
                              Inc. (real estate development) for more
                              than the past five years; Director of
                              BeautiControl Cosmetics, Inc. (cosmetics);
                              FM Properties (real estate).
James M. Nolan(1)...........  Marketing Consultant to the Company; sole         60           1981
                              stockholder of Nolan Consulting, Inc.
                              since 1978; Director of Capital Southwest
                              Corporation (investment company).

- ---------------

(1) Term expires in 1996.

(2) Term expires in 1997.

MEETING OF THE BOARD OF DIRECTORS AND COMMITTEE

     During the year ended December 31, 1994, the Board of Directors met four times.

     The Audit Committee, which currently consists of Messrs. Brown, Fischer and Fairclough, (i) annually recommends selection of the Company's independent auditors to the Board of Directors; (ii) meets with the independent auditors concerning the audit; (iii) evaluates non-audit services and financial statements and accounting developments that may affect the Company; (iv) and meets with management concerning matters similar to those discussed with outside auditors. The Audit Committee met four times during the year ended December 31, 1994.

     The Compensation Committee, which currently consists of Messrs. Dempsey and Folsom, (i) makes recommendations to the full Board concerning remuneration arrangements for senior management and directors; (ii) administers the Company's stock option and stock purchase plans; (iii) reviews, approves and recommends to the Board of Directors new benefit plans or modifications to existing plans; and
(iv) makes such reports and recommendations from time to time to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board. During the year ended December 31, 1994, the Compensation Committee met six times. See "Report of Compensation Committee" on page 20.

     The Company does not have a Nominating Committee. Nomination for directors of the Company are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of the Company at its corporate offices in Plano, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

     During the year ended December 31, 1994, each member of the Board attended not less than 75% of the aggregate number of (i) board meetings and (ii) meetings of committee of which such person was a member.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $1,500 per month and $1,000 for each Board of Directors meeting attended. Members of the Audit and Compensation Committees each receive $800 for each committee meeting attended. The Chairmen of the Audit and Compensation Committees each receive an additional $417 per month.

     The Company has entered into a Management Consulting Agreement with Nolan Consulting, Inc. and James M. Nolan pursuant to which the Company paid Nolan Consulting, Inc. $195,333 for the year ended December 31, 1994. Mr. Nolan is the sole stockholder of Nolan Consulting, Inc. and a member of the Board of Directors of the Company. Additionally, the Company has a consulting agreement with Mr. Brown which pays Mr. Brown $1,000 per month. During the year ended December 31, 1994, Mr. Brown was paid $12,000.

     The Company has entered into a consulting agreement with Frank J. Cummiskey, a member of the Company's Board of Directors, pursuant to which the Company pays Mr. Cummiskey $16,700 per month. He serves as Vice Chairman of the Company's Board of Directors, Chairman of the Company's Long-Range Strategy Committee and Chairman of the Board of a wholly-owned subsidiary of the Company. During the year ended December 31, 1994 Mr. Cummiskey received $240,000 for consulting services.

     The Company has entered into a consulting agreement with Sir John Fairclough, a director of the Company, which provides for the payment of approximately $11,475 per quarter. For services rendered during the year ended December 31, 1994, Sir John Fairclough earned $45,900 for consulting services.

     Messrs. Brown, Cummiskey and Fairclough are also directors of certain European subsidiaries of the Company. During the year ended December 31, 1994, Mr. Brown received $36,750 and Mr. Cummiskey and Mr. Fairclough were each paid $7,650 in these capacities.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     In 1993 the Board of Directors adopted, and the stockholders approved, the DSC Communications Corporation 1993 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Directors Plan, on April 27, 1994, Messrs. Brown, Cummiskey, Dempsey, Fairclough, Fischer, Folsom and Nolan each received an option to purchase 10,000 shares of the Company's Common Stock at an exercise price per share of $28.625, the reported closing price per share of the Company's Common Stock on that date.

These amounts have been adjusted to reflect the 1994 two-for-one stock split. Each such option is exercisable for a period of not longer than ten years from the date of grant. Each non-employee Director continuing in office will receive a similar option under similar terms following the 1995 annual meeting.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     From January 1994 until August 1994, the Compensation Committee of the Board of Directors consisted of Messrs. Dempsey, Folsom and Clement R. Brown, Jr. Mr. Brown resigned from the Compensation Committee in August 1994, and the Compensation Committee currently consist of Messrs. Dempsey and Folsom.

     On April 23, 1990, the Company granted options to purchase 20,000 shares of Common Stock at an exercise price of $6.0625 per share (the "Exercise Price") to each of seven individuals then serving as directors of the Company, including Messrs. Nolan and Brown. All of the options were to expire on April 22, 1994. As a result of an administrative error by the Company, the options granted to Messrs. Nolan and Brown were not exercised, even though the closing sales price of the Common Stock covered by such options on the date of expiration was $28.625. All of the other options either were exercised timely or terminated as a result of director resignations. Because of the Company's administrative error and in consideration of such individual's long service to the Company, the Company's Board of Directors, excluding Messrs. Nolan and Brown, approved the sale of 20,000 treasury shares of Common Stock to each of Messrs. Nolan and Brown at the exercise price, which sale occurred on August 29, 1994. On such date the closing sales price of the Common Stock was $27.625 per share. All amounts shown above reflect the two-for-one stock split effective in May 1994.

                                   LITIGATION

     On January 26, 1994 C.L. Grimes, a shareholder of the Company, filed a derivative suit in Delaware Chancery Court, purportedly on behalf of the Company as the real party in interest and as a stockholder of the Company, seeking a declaration that the Employment Agreement of James L. Donald, his Executive Income Continuation Plan and the 1990 Long-Term Incentive Compensation Plan as it applies to Mr. Donald and all other benefits of Mr. Donald, including previously granted Company stock options, are null and void. The defendants in the suit are Mr. Donald, all current non-employee Directors and two former directors of the Company. The Company itself is a nominal defendant. The plaintiff contends that Mr. Donald's employment contract contains an improper delegation of Board of Directors' authority to Mr. Donald and excess payments. The suit also contends that the salary and benefits established for Mr. Donald pursuant to the Donald agreements referred to above and approved by the Company's Board of Directors are excessive and constitute a diversion and waste of corporate assets. The suit seeks an injunction restraining Mr. Donald from exercising any stock options, taking any action to implement any of the Donald agreements, or declaring a constructive termination of his employment and also seeks unspecified damages against the defendants and Grimes' legal fees. On June 1, 1994, the plaintiff filed an amended complaint in which he restated his existing claims and added a new claim contending that the Company's 1994 proxy statement was misleading in its description of the 1994 Long-Term Incentive Compensation Plan (the "1994 Plan"). On this new claim, the plaintiff seeks a decree that the 1994 proxy statement insofar as it relates to the 1994 Plan and the actions taken pursuant to the proxy statement with respect to the 1994 Plan are null and void and seeks to enjoin the Company from implementing the 1994 Plan.

     On June 15, 1994, all defendants filed motions to dismiss all of the plaintiff's claims, with the exception of the claim relating to the Company's 1994 proxy statement. On January 11, 1995, the Delaware Chancery Court granted defendants' motions to dismiss. The plaintiff later filed a motion seeking entry of a final judgment of dismissal so that he would be free to pursue an immediate appeal of the Court's decision. In response, the Court directed entry of a final judgment and certified the dismissed claims for appellate review. No appeal has yet been filed by the plaintiff. Defendants will continue to vigorously contest the plaintiff's claims.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 27, 1995, (except as otherwise indicated) by (a) each director and named executive officer of the Company; (b) all current executive officers and directors of the Company as a group; and (c) each person known to the Company who is a beneficial holder of more than five percent of the shares of its Common Stock.

                                                         AMOUNT AND NATURE OF           PERCENT OF
               NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)          CLASS(2)
- ------------------------------------------------------  -----------------------         -----------
FMR Corp.(3)..........................................
  82 Devonshire Street
  Boston, MA 02109-3614
Allen R. Adams........................................                                      *
Michael R. Bernique...................................                                      *
Clement M. Brown, Jr..................................                                      *
Frank J. Cummiskey....................................                                      *
Raymond J. Dempsey....................................                                      *
James L. Donald.......................................
Sir John Fairclough...................................                                      *
James L. Fischer......................................                                      *
Robert S. Folsom......................................                                      *
Gerald F. Montry......................................                                      *
James M. Nolan(4).....................................                                      *
Hensley E. West.......................................                                      *
All directors and current executive officers as a
  group (  persons)...................................

- ---------------

 *  Ownership of less than 1% of the outstanding Common Stock.

(1) Each individual, unless otherwise noted, has sole voting and investment power with respect to all shares owned by such individual. Includes shares that a person has a right to acquire if such right is exercisable within
    sixty days as follows: Allen R. Adams,           shares; Michael R.
    Bernique,           shares; Clement M. Brown, Jr.,           shares; Frank
    J. Cummiskey,           shares; Raymond J. Dempsey,           shares: James
    L. Donald,           shares; Sir John Fairclough,           shares; James L.
    Fischer,           shares; Robert S. Folsom,           shares; Gerald F.
    Montry,           shares; James M. Nolan,           shares: Hensley E. West,
              shares; and all directors and current executive officers as a
    group (  persons),           shares.

(2) Based upon           shares of Common Stock outstanding as of February 27,
    1995, plus any shares of Common Stock under options of the particular director, executive officer or stockholder, or, in the case of all directors and current executive officers as a group, under options of all directors and current executive officers as a group.

(3) Based upon Form 13G dated February 13, 1995, filed with the Securities and Exchange Commission. At December 31, 1994, FMR Corp. had sole voting power
    for           shares and sole dispositive power for           shares.

(4) Includes           shares held by Mr. Nolan's spouse.

                           COMPLIANCE WITH SECTION 16(A)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC Regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to the officers, directors and greater than ten percent beneficial owners were complied with. It is the practice of the Company to attend to the filing of Section 16(a) forms on behalf of the officers of the Company.

                          INDEPENDENT PUBLIC ACCOUNTS

     The Board of Directors of the Company selected the firm of Ernst & Young as independent auditors for the fiscal year ending December 31, 1995. A representative of Ernst & Young is expected to attend the Annual Meeting of Stockholders with the opportunity to make a statement if such representative desires to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1996 must deliver the proposal to the executive offices of the company no later than November 17, 1995, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action and otherwise proper may be included in the Company's Proxy Statement.

                                 QUORUM; VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is presented or represented, any business may be transacted that might have been transacted at the meeting as originally called.

     On all matters (including election of directors) submitted to a vote of the stockholders at the meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on February 27, 1995. Abstentions and broker non-votes will be treated as a vote against the proposed amendment to the Company's Restated Certificate of Incorporation. Abstentions and broker non-votes will have no effect in determining the adoption of the proposal to add an additional 1,000,000 shares of Common Stock to the DSC Communications Corporation 1990 Employee Stock Purchase Plan or on the election of the nominees to the Board of Directors.

                      ACTIONS TO BE TAKEN UNDER THE PROXY

     Proxies in the accompanying form which are properly executed and returned will be voted at the meeting and any adjournment thereof and will be voted in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows with respect to such matters:

          (1) For election of management's three Class II Directors to serve until 1998;

          (2) For approval of an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock, $.01 par value, from 250,000,000 to 500,000,000; and

          (3) For approval of the proposal to add an additional 1,000,000 shares of Common Stock to the DSC Communications Corporation 1990 Employee Stock Purchase Plan.

     Each of the nominees for election as directors has agreed to serve if elected. The Company knows of no reason why any of the nominees for election as directors would be unable to serve. Should any or all of the nominees be unable to serve, all proxies returned to the Company will be voted in accordance with the best judgment of the persons named as proxies except where a contrary instruction is given.

     The Company knows of no other matters, other than those stated above, to be presented for consideration at the meeting. If, however, other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the meeting from time to time.

                               PROXY SOLICITATION

     The expense of the solicitation of proxies will be borne by the Company. Solicitation of proxies may be in person or by mail, telephone or telegraph by directors, current executive officers and regular employees of the Company. The Company will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the forwarding expense. The Company has retained the services of Kissel-Blake, Inc., 25 Broadway, New York, New York 10004 to solicit proxies by mail, telephone, telegraph or person contact. The estimated cost of the professional solicitation will be approximately $9,500 plus out-of-pocket expenses.

                              REVOCATION OF PROXY

     Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Company a later dated proxy.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee"), which is composed of two independent nonemployee directors (see page 15), develops and oversees the Company's executive compensation strategy. The strategy is implemented through policies and programs designed to support the achievement of the Company's business objectives and the enhancement of stockholder value. The Committee reviews on an ongoing basis all aspects of executive compensation and has retained an independent compensation consulting firm to assist in assessing executive compensation policies and programs. The Committee reviewed the consultants 1994 study which confirmed the stated compensation strategy. The Committee met six times during 1994.

     The Committee's executive compensation policies and programs support the following objectives:

     - To reinforce management's concern for enhancing stockholder value.

     - To align management's compensation with the annual and long-term performance of the Company.

     - To provide competitive compensation opportunities for exceptional performance.

     The basic elements of the Company's executive compensation strategy are:

     Base Salary. The Committee annually reviews each executive's base salary. In determining salary adjustments, the Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's time in position, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of pay for the position. The expected level of pay for each position is established at between the 50th and 75th percentile of comparable positions of the companies included in the executive compensation surveys in which the Company participates. These surveys included companies which the Company competes for senior-level executives and, in several instances, included 40 of the 53 companies listed in the S&P High Tech Composite Group, which the Company uses in the Five-Year Performance Comparison graph on page 6. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The Committee decided upon the 1994 salary changes for executive officers after reviewing each officer's duties and performance level for the previous year and considering the Chief Executive Officer's recommendations.

     Annual incentive compensation. At the beginning of each year, the Committee establishes performance goals for the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to quality, product development and manufacturing. Additionally, at the beginning of each year, the Committee establishes incentive award "guidelines" for each executive. In the belief that the executive officers are responsible for the overall financial performance of the Company, the Committee tied their "guideline" incentive awards to targeted earnings per share. If actual earnings per share equals or exceeds the target, the "guideline" incentive awards will range from approximately 32% to 72% of the executive's base compensation. At the end of the year, the Committee (1) determines each executive officer's "guideline" incentive award based upon the level of achievement of the pre-established guidelines and (2) adjusts the amount based upon its own review of the performance of the executive, taking into consideration the individual's responsibilities and the Committee's pre-established goals, as well as, in the case of executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. For 1994, actual earnings per share exceeded the pre-established target. Consequently, cash incentive awards totaled approximately 112% of the base salaries of all executive officers, other than the Company's Chief Executive Officer, for 1994.

     Long-term incentive compensation. The Company's long-term incentive compensation consists of the Company Stock Option Plans and the 1990 and 1994 Long-Term Incentive Compensation Plans. See pages 13 and 14.

     The Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice as indicated by the compensation surveys in which the Company participates. When making awards, the Committee generally does not consider prior stock option and restricted stock awards. The stock option exercise price is the closing price of the Company's Common Stock on the date of grant. Stock option and restricted stock awards are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock. Restricted stock grants are used selectively to attract and retain executives and to recognize outstanding performance.

     The Committee encourages executives, individually and collectively, to maintain a long-term ownership position the Company's stock. The Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong linkage between the Company's executives and its stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. James L. Donald is Chief Executive Officer, President and Chairman of the Board of Directors of the Company. The Committee considered the Company's excellent record in all aspects of its business in its annual review of Mr. Donald's performance during 1994.

     The Committee took note of the fact that the Company's 1994 revenue of over $1 billion and earnings of $163 million grew to record levels, with increases over 1993 of 37 percent and 99 percent, respectively; and backlog grew 88 percent to over $600 million. Additionally, the Company's return on average equity in 1994 was 22 percent.

     The Company completed the successful acquisition of NKT Electronic A/S (renamed DSC Communications A/S), a Copenhagen, Denmark-based manufacturer of optical transmission equipment in late 1994. This acquisition will accelerate DSC's entry into new product areas and expand the Company's international presence.

     The Company's financial condition continues to improve. Cash and marketable securities were $271.3 million, after spending $149 million on the acquisition of DSC Communications A/S. Stockholders' equity grew 38 percent to $851 million and long-term debt as a percentage of stockholders equity declined to 5 percent compared to 11 percent at the end of 1993.

     At the end of 1994, the Company was well positioned from a product portfolio perspective. The Company has a positive acceptance of its products and has in place stringent cost controls. Additionally, the Company continues very active programs in quality improvement, cycle time reduction and introduction of new telecommunications services and applications.

     Pursuant to an employment agreement between the Company and Mr. Donald, his base salary is reviewed annually and is subject to discretionary increases by the Board of Directors in an amount not less than the average percentage increase during the year of the base salaries of those executives reporting directly to Mr. Donald. The Board approved an increase in Mr. Donald's annual base salary to $750,048 effective February 2, 1994. The Board also granted him an incentive award for 1994 of $750,048 based upon the criteria discussed above for payment of annual incentive compensation. Mr. Donald's incentive award determined under the Company's annual incentive plan was 100% of his 1994 base salary. The Board also granted Mr. Donald stock options for 70,000 shares, which will vest in equal annual increments over a three-year period. These actions were in accordance with the policies and procedures set forth on pages 20 and 21.

POLICY ON QUALIFYING COMPENSATION

     Section 162(m) of the Internal Revenue Code, adopted in 1993, provided that public companies may not deduct in any year compensation in excess of $1 million paid to any of the individuals named in the Summary Compensation Table that is not "performance based," as defined in Section 162(m).

     The Committee believes that there are circumstances in which the Company's interest are best served by providing compensation that is not fully deductible under Section 162(m). Currently these circumstances relate to the employment of Mr. Donald; in the future, circumstances may require the ability to exercise discretion regarding other executives.

     With regard to Mr. Donald, the Company's paramount concern is to retain and appropriately reward the best qualified CEO for the Company. Also, the Committee believes that its ability to exercise discretion under the Company's compensation plans outweighs the desirability of qualifying these plans under
Section 162(m) and outweighs the limited effect of the loss of deductibility.

                                            COMPENSATION COMMITTEE
                                            RAYMOND J. DEMPSEY, Chairman
                                            ROBERT S. FOLSOM

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either Act.

                            OUTSTANDING COMMON STOCK

     The only outstanding voting securities of the Company are shares of its Common Stock, each share of which entitles the holder thereof to one vote. At
February 27, 1995, there were outstanding an entitled to vote             shares
of its Common Stock. Only stockholders of record at the close of business on February 27, 1995 are entitled to notice of, and to vote at, the 1995 Annual Meeting of Stockholders and any adjournments thereof.

                                            By Order of the Board of Directors

                                            GEORGE B. BRUNT
                                            Vice President, Secretary and
                                            General Counsel

Plano, Texas
March 17, 1995

                        DSC COMMUNICATIONS CORPORATION

         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 1995

   The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of DSC Communications Corporation (the "Company") to be held on April 26, 1995, and the Proxy Statement in connection therewith, each dated March 17, 1995; (b) appoints James L. Donald, Gerald F. Montry and George
B. Brunt as Proxies, or any of them, each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated hereon, all the shares of Common Stock of the Company, held of record by the undersigned on February 27, 1995, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.



                 (Continued and to be signed on reverse side)

/X/ Please mark your votes                               SHARES IN YOUR NAME      REINVESTMENT SHARES
    votes as in the
    example.

The Board of Directors recommends a vote FOR each of these proposals:

                      FOR             WITHHELD                                                            FOR    AGAINST    ABSTAIN

1.  Election of       / /               / /              2.  Approval of an amendment to the Company's    / /      / /        / /
    Directors                                                Restated Certificate of Incorporation
                                                             Increasing the authorized number of shares
Nominees are:                                                of Common Stock, $.01 par value, from
Clement M. Brown, Jr., Sir John Fairelough,                  250,000,000 to 500,000,000
Gerald F. Montry
For, except vote withheld from the following             3.  Approval of a proposal to add an             / /      / /        / /
nominee(s):                                                  additional 1,000,000 shares of Common
_____________________________________________                Stock to the DSC Communications
                                                             Corporation 1990 Employee Stock
                                                             Purchase Plan.

                                                         4.  In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

                                                                THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS
                                                             INDICATED, THIS PROXY WILL BE VOTED (i) FOR ELECTION OF ALL NOMINEES
                                                             LISTED IN THIS PROXY TO THE BOARD OF DIRECTORS; (ii) FOR APPROVAL OF
                                                             AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
                                                             INCREASING THE NUMBER OF SHARES OF COMMON STOCK, $.01 PAR VALUE,
                                                             FROM 250,000,000 TO 500,000,000; AND (iii) FOR ADOPTION OF THE
                                                             PROPOSAL TO ADD AN ADDITIONAL 1,000,000 SHARES OF COMMON STOCK TO THE
                                                             DSC COMMUNICATIONS CORPORATION 1990 EMPLOYEE STOCK PURCHASE PLAN.


         Signature(s) ______________________________________________________   DATE ______________________

         Signature(s) ______________________________________________________   DATE ______________________
         Please sign your name above exactly as it appears on your stock certificate, date and return promptly.  When signing on behalf of a corporation, partnership, estate, trust, or in any other representative occupancy, please sign your name and title.  For joint accounts, each joint owner must sign.